Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 3rd Quarter Earnings

Ocean City, New Jersey – October 31, 2012 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1,192,000, or $0.18 per diluted share, for the quarter ended September 30, 2012, as compared to $1,215,000, or $0.18 per diluted share, for the quarter ended September 30, 2011. Net income for the nine months ended September 30, 2012 was $3,843,000, or $0.57 per diluted share, as compared to $3,577,000, or $0.52 per diluted share, for the same period in 2011.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

"Earnings for the quarter were strong," said Steven E. Brady, President and CEO, “although lagging slightly behind our prior quarter as heavy refinancing activity put pressure on our net interest margin. Intense competition and the interest rate environment have prompted another re-financing boom that has led to increased pay-offs in our portfolio.”

“Asset quality remains very strong as non-performing assets were $5.7 million, or 0.53% of total assets, at September 30, 2012, compared to $6.6 million, or 0.66%, at December 31, 2011.”

Balance Sheet Review

Total assets grew $66.8 million, or 6.7%, to $1,061.5 million at September 30, 2012 from December 31, 2011. Loans receivable, net, decreased $36.0 million, or 4.9%, to $691.6 million at September 30, 2012 from $727.6 million at December 31, 2011. Investment and mortgage-backed securities increased $41.6 million, or 78.8%, to $94.3 million during the first nine months of 2012. Cash and cash equivalents increased $59.1 million, or 38.0%, to $214.8 million at September 30, 2012 from December 31, 2011. The decrease in total net loans resulted from loan originations and other advances totaling $116.6 million offset by payoffs and payments received of $152.7 million. The increase in investments and mortgage-backed securities resulted from new purchases of short duration agency investments of $62.8 million offset by normal repayments, calls and payoffs of $21.2 million. Cash and cash equivalents increase resulted from increased deposit activity and cash flow from loans offset by increased investment activity.

Deposits grew $67.0 million, or 8.9%, to $819.4 million at September 30, 2012 from December 31, 2011. The Company continued its focus on core deposits, which increased $85.6 million, or 16.8%, to $594.2 million. Certificates of deposit decreased $18.6 million, or 8.3%, to $225.2 million at September 30, 2012 compared to December 31, 2011. Total borrowings were unchanged at $125.5 million for the period ended September 30, 2012.

Stock Repurchase Plan Completed

During the September 2012 quarter, the Company repurchased a total of 228,600 shares at a weighted average cost of $13.31. Subsequent to the end of the quarter, the Company purchased an additional 30,600 shares, which completed its announced repurchase of 365,000 shares at a weighted average cost of $12.96.

Asset Quality

The provision for loan losses totaled $148,000 for the third quarter of 2012 compared to $141,000 for the third quarter of 2011 and $253,000 for the second quarter of 2012. The provision for loan losses totaled $574,000 for the nine months ended September 30, 2012 compared to $344,000 for the nine months ended September 30, 2011. The allowance for loan losses totaled $3.7 million, or 0.53% of total loans, at September 30, 2012 compared to $3.8 million, or 0.52% of total loans, at December 31, 2011. The Company experienced $640,000 in net charge-off activity for the nine months ended September 30, 2012 as compared to $213,000 in net charge-off activity for the nine months ended September 30, 2011.

Non-performing assets totaled $5.7 million, or 0.53% of total assets, at September 30, 2012, compared to $6.6 million, or 0.66% of total assets, at December 31, 2011. Non-performing assets consisted of seventeen residential mortgages totaling $3.6 million, one commercial mortgage totaling $475,000, one residential construction loan totaling $84,000, one commercial loan totaling $200,000, five consumer equity loans totaling $299,000 and five real estate owned properties totaling $968,000. Specific reserves recorded at September 30, 2012 totaled $383,000.

Income Statement Analysis

Net interest income decreased $270,000, or 4.0%, to $6.5 million for the third quarter of 2012 compared to $6.8 million in the third quarter of 2011. Net interest margin decreased 23 basis points in the quarter ended September 30, 2012 to 3.32% from 3.55% for the quarter ended September 30, 2011. On a linked-quarter basis, net interest margin decreased 10 basis points from 3.42% in the second quarter of 2012. The decrease in net interest income for the third quarter of 2012 as compared to the third quarter of 2011 was the result of a decrease of 61 basis points in the average yield on interest-earning assets to 4.63% and an increase in average interest-bearing liabilities of $72.2 million offset by an increase in average interest-earning assets of $20.8 million and a decrease in the average cost of interest-bearing liabilities of 45 basis points to 1.21%. Heavy refinancing activity resulted in a shift of the mix of interest-earning assets to a higher percentage of investment securities, which have lower yields than loans. Average deposits were higher in the current quarter as a result of seasonal activity in municipal deposits.

Net interest income increased $1.3 million, or 6.7%, for the nine months ended September 30, 2012 to $20.2 million compared to the same period in the prior year. A decrease in net interest margin of 8 basis points to 3.42% from 3.50% was the result of a decrease of 46 basis points in the average yield on earning assets to 4.76% and an increase in average interest bearing liabilities of $103.8 million offset by a decrease of 44 basis points in the average cost of interest bearing liabilities to 1.27% and an increase in average interest-earning assets of $66.5 million.

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Other income increased $95,000 and $301,000 to $1.0 million and $2.9 million for the three and nine months ended September 30, 2012, respectively, compared to the same periods in 2011. The increase in other income resulted from increases in deposit and loan account fees, debit card commissions, cash surrender value of life insurance and gains on called securities over the prior period.

Other expenses decreased $74,000, or 1.3%, to $5.4 million for the third quarter of 2012, compared to $5.5 million for the third quarter of 2011. Other expenses increased $1.3 million, or 8.4%, to $16.2 million for the nine months ended September 30, 2012 compared to $15.0 million for the nine months ended September 30, 2011. Additional costs associated with two branch locations added with last year’s acquisition of Select Bank totaled $110,000 for the third quarter of 2012 and $760,000 for the nine months ended September 30, 2012.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	September 30,	December 31,
	2012	2011	% Change
	(Dollars in thousands)

Total assets	$1,061,543	$994,730	6.7%
Cash and cash equivalents	214,774	155,653	38.0
Investment securities	94,292	52,732	78.8
Loans receivable, net	691,636	727,626	(4.9)
Deposits	819,414	752,455	8.9
FHLB advances	110,000	110,000	0.0
Subordinated debt	15,464	15,464	0.0
Stockholder’s equity	104,143	104,680	(0.5)

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SELECTED OPERATING DATA (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$9,075	$9,999	(9.2)	$28,100	$28,204	(0.4)
Interest expense	2,567	3,221	(20.3)	7,909	9,289	(14.9)
Net interest income	6,508	6,778	(4.0)	20,191	18,915	6.7

Provision for loan losses	148	141	5.0	574	344	66.9

Net interest income after provision for loan losses	6,360	6,637	(4.2)	19,617	18,571	5.6

Other income	1,029	934	10.2	2,900	2,598	11.6
Other expense	5,447	5,521	(1.3)	16,240	14,987	8.4

Income before taxes	1,942	2,050	(5.3)	6,277	6,182	1.5
Provision for income taxes	750	835	(10.2)	2,434	2,605	(6.6)

Net Income	$1,192	$1,215	(1.9)	$3,843	$3,577	7.4

Earnings per share basic	$0.18	$0.18		$0.57	$0.53
Earnings per share diluted	$0.18	$0.18		$0.57	$0.52

Average shares outstanding basic	6,625,221	6,753,956		6,715,043	6,741,124
Average shares outstanding diluted	6,681,163	6,836,697		6,785,801	6,828,283

	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$696,198	4.87%	$717,630	5.26%
Investment securities	88,117	2.75%	45,876	4.93%
Total interest-earning assets	784,315	4.63%	763,506	5.24%

Interest-bearing deposits	$724,526	0.58%	$652,300	1.04%
Total borrowings	125,464	4.82%	125,464	4.86%
Total interest-bearing liabilities	849,990	1.21%	777,764	1.66%

Interest rate spread		3.42%		3.58%
Net interest margin		3.32%		3.55%

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	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$708,200	4.93%	$679,317	5.22%
Investment securities	78,330	3.23%	40,703	5.20%
Total interest-earning assets	786,530	4.76%	720,020	5.22%

Interest-bearing deposits	$704,547	0.64%	$600,723	1.06%
Total borrowings	125,464	4.82%	125,464	4.82%
Total interest-bearing liabilities	830,011	1.27%	726,187	1.71%

Interest rate spread		3.49%		3.52%
Net interest margin		3.42%		3.50%

ASSET QUALITY DATA (Unaudited)

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$3,762	$3,988
Provision for loan losses	574	473

Charge-offs	(669)	(700)
Recoveries	29	1
Net charge-offs	(640)	(699)

Allowance at end of period	$3,696	$3,762
Allowance for loan losses as a percent of total loans	0.53%	0.52%
Allowance for loan losses as a percent of nonperforming loans	78.9%	58.0%

	September 30, 2012	December 31, 2011
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$3,626	$4,768
Real estate mortgage - commercial	475	392
Real estate mortgage - construction	84	─
Commercial	200	318
Consumer	299	198
Total	4,684	5,676
Trouble debt restructurings - nonaccrual	─	805
Total nonaccrual loans	4,684	6,481
Real estate owned	968	98
Total nonperforming assets	$5,652	$6,579

Nonperforming loans as a percent of total loans	0.68%	0.89%
Nonperforming assets as a percent of total assets	0.53%	0.66%

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SELECTED FINANCIAL RATIOS (Unaudited)

	Nine Months Ended September 30,
	2012	2011
Selected Performance Ratios:
Return on average assets (1)	0.50%	0.53%
Return on average equity (1)	4.83%	4.64%
Interest rate spread (1)	3.49%	3.52%
Net interest margin (1)	3.42%	3.50%
Efficiency ratio	70.33%	69.66%
(1)	Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,508	$6,797	$6,885	$6,987	$6,777
Provision for loan losses	148	253	173	129	141
Net interest income after provision for loan losses	6,360	6,544	6,712	6,858	6,636
Other income	1,029	966	905	939	935
Other expense	5,447	5,391	5,401	5,389	5,521
Income before taxes	1,942	2,119	2,216	2,408	2,050
Provision for income taxes	750	822	862	927	835
Net income	$1,192	$1,297	$1,354	$1,481	$1,215

Share Data:
Earnings per share basic	$0.18	$0.19	$0.20	$0.22	$0.18
Earnings per share diluted	$0.18	$0.19	$0.20	$0.22	$0.18
Average shares outstanding basic	6,625,221	6,742,591	6,778,305	6,769,726	6,753,956
Average shares outstanding diluted	6,681,163	6,797,333	6,842,452	6,843,937	6,836,697
Total shares outstanding	6,963,672	7,185,843	7,291,643	7,291,643	7,291,643

Balance Sheet Data:
Total assets	$1,061,543	$1,026,273	$1,002,690	$994,926	$1,021,625
Investment securities	94,292	92,486	75,266	53,732	49,679
Loans receivable, net	691,636	701,750	714,993	727,887	743,945
Deposits	819,414	782,351	758,806	752,455	780,564
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	15,464	15,464	15,464	15,464	15,464
Stockholders’ equity	104,143	105,607	105,558	104,680	104,063

Asset Quality:
Non-performing assets	$5,652	$5,323	$6,703	$6,579	$5,297
Non-performing loans to total loans	0.68%	0.68%	0.90%	0.89%	0.67%
Non-performing assets to total assets	0.53%	0.52%	0.67%	0.66%	0.52%
Allowance for loan losses	$3,696	$3,698	$3,895	$3,762	$4,119
Allowance for loan losses to total loans	0.53%	0.53%	0.54%	0.52%	0.55%
Allowance for loan losses to non-performing loans	78.9%	80.2%	60.3%	58.0%	82.6%

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